Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-70342, 33-63752, 333-11975, 333-80925, 333-40540, 333-88490 and 333-127414) pertaining to the 401(k) Retirement Plan of Station Casinos, Inc. of our report dated June 25, 2007, with respect to the financial statements and schedule of the Station Casinos, Inc. 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Las Vegas, Nevada
June 25, 2007